Exhibit 10.2

FIRST AMENDMENT

TO THE

PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective as of January 1, 2006)

Clarifying the absence of any after-tax deferral feature similar to

Roth Elective Deferrals in The Prudential Employee Savings Plan

Purpose and Background:

A.	Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Senior Vice President for Corporate Human Resources (“SVP”), or the successor to his or her duties relating to corporate human resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (“Prudential”) with respect to certain ministerial changes that are necessary or appropriate to reduce complexity or minimize administrative expense.

B.	The SVP has determined that the following amendment is within the scope of authority granted to the SVP under the Plan.

C.	Effective January 1, 2008, Prudential desires to clarify the absence of any after-tax deferral feature similar to the Roth Elective Deferrals in The Prudential Employee Savings Plan.

Resolutions:

1.	The Preamble of the Plan shall be amended by adding the following new paragraph to the end thereto:

For purposes of clarification, in no event shall any amounts deferred under the Plan receive after-tax treatment similar to the Roth Elective Deferrals in the PESP.

2.	The first paragraph of Section 3.1 of the Plan is hereby amended by adding the following new sentence to the end thereto:

In no event shall any 401(a)(17) Deferral be treated by the Company as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made an election to participate in the Plan under Section 2.2.

Adopted on behalf of The Prudential Insurance Company of America.

DATE: February 28, 2008	/s/ Sharon C. Taylor
Sharon C. Taylor
Senior Vice President of Corporate Human Resources